Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2009 relating to the financial statements of Targa Resources Partners LP, and the effectiveness of internal control over financial reporting, which appears in Targa Resources Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference of our report dated March 31, 2009, except for the effects of the adoption of FASB Statement No. 160 discussed in Note 2, as to which the date is June 1, 2009, relating to the balance sheet of Targa Resources GP LLC, which appears in Targa Resources Partners LP’s Current Report on Form 8-K dated June 1, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 1, 2009

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